Code of Ethics

Investment Adviser Code of Ethics

© Copyright 2016, National Regulatory Services. All rights  reserved.

5/27/2016 to Current

Table of Contents

1 - Statement of General Policy

2 - Certification

3 - Definitions

4 - Standards of Business Conduct

5 - Prohibition Against Insider Trading

6 - Personal Securities Transactions

7 -  Compliance Procedures

8 - Protecting the Confidentiality of Client Information

9 - Gifts and Entertainment

10 - Outside Business Activities

11 - Reporting Violations and Sanctions

12 - Records

5/27/2016 to Current

Statement of General Policy

This Code of Ethics ("Code") has been adopted by WSC and is designed to comply with Rule 204A-1 under  the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of WSC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest.  The Code is based upon the principle that WSC and its employees owe a fiduciary duty to WSC clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by WSC continue to be applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both WSC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone.  It means that WSC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

WSC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

   The duty to have a reasonable, independent basis for the investment advice provided;
The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;
The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and
A duty to be loyal to   clients.

In meeting its fiduciary responsibilities to its clients, WSC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with WSC.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with WSC.  WSC's reputation for fair and honest dealing with its clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with WSC.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of WSC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind.  To the extent permissible by law and applicable regulations WSC shall endeavor to maintain such information on a confidential basis.

The CCO shall periodically report to senior management/board of directors of WSC to document compliance with this Code.

Clients of WSC include individuals, high net worth individuals, trusts, banking or thrift institutions, pension and profit sharing plans, charitable organizations, registered investment companies and corporations or other business entities.

WSC advises one or more registered investment companies ("Registered Funds").  The policies and procedures in this manual may not apply to our dealings with the Registered Funds and Registered Funds clients. Instead there are different policies and procedures adopted under the Investment Company Act that are found in the Advisor's Series Trust Compliance Policies and Procedures and Code of Ethics or elsewhere.  Before causing a Registered Funds client to engage in any transaction with an affiliated person of a Registered Fund, please speak to the Chief Compliance Officer.  Affiliated persons of a Registered Fund are:

1.	WSC, its officers, employees and directors
2.	Any 5% or greater owner of WSC
3.	Any 5% or greater Shareholder of a Registered Fund
4.	Any portfolio company 5% or more owned by a Registered Fund
5.	Any other client of WSC
6.	Distributor of the Registered Fund and the owner of the Distributor are affiliates of the Registered Fund.
7.	Any affiliated person of a person listed in 1-5, such as the president of a company 5% or more owned by a Registered Fund

5/27/2016 to Current

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to CCO that they have: (i) received a copy of the Code;(ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the  Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to CCO in writing that they have:(i) received a copy of the amendment;(ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have:(i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

5/27/2016 to Current

Definitions

For the purposes of this Code, the following definitions shall apply:

'1933 Act' means the Securities Act of 1933, as amended.
'1934 Act' means the Securities Exchange Act of 1934, as amended.
"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.
'Account' or 'covered account' means accounts of any supervised person of the Firm deemed to be an  access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.
'Advisers Act' means the Investment Advisers Act of 1940, as amended.
'Automatic investment plan' means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
'Beneficial interest' shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
'Blackout period' represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded
'Chief Compliance Officer' (CCO) refers to the Chief Compliance Officer of WSC.
'Contribution' means any gift, subscription, loan, advance, or deposit of money or anything of value made  for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.
'Control' means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Covered associate' means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ('PAC') controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
Covered investment pool' means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ('3(c)(1) funds'); (b) have only qualified purchasers ('3(c)(7) funds'); or (c) are collective investment funds maintained by a bank ('3(c)(11) funds'). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
Front running' can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.
'Government entity' means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
'Initial public offering' (IPO) means an offering of securities registered under the Securities Act of 1933,

the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
'Inside information' means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.
'Insider' is broadly defined as it applies to WSC Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a 'temporary insider' if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, are given access to information solely for WSC purposes. A temporary insider can include, among others, WSC attorneys, accountants, consultants, and the employees of such organizations. Furthermore, WSC may become a temporary insider of a client it advises or for which it performs other services. If a client expects WSC to keep the disclosed non-public information confidential and the relationship implies such a duty, then WSC will be considered an insider.
'Insider trading' is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an 'insider') or to the communication of material, non-public information to others.
'Investment person' means a supervised person of WSC who, in connection with his or her regular  functions or duties, makes recommendations regarding the purchase or sale of securities for client  accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls WSC and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.
'Investment-related' means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).
'Limited offering' means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.
'Official' means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
'Plan or program of a government entity' means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a 'qualified tuition plan' authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
'Private fund' means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for section 3(c)(1) or 3(c)(7) of that Act.
'Registered fund' means an investment company registered under the Investment Company Act. 'Reportable fund' means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal  underwriter.
"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless WSC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless WSC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless WSC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan. 'Restricted list' typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.
"Supervised person" means directors, officers and partners of WSC (or other persons occupying a similar status or performing similar functions); employees of WSC; and any other person who provides advice on behalf of WSC and is subject to WSC's supervision and control.
'Tipping' means communication of material nonpublic information to others.

Watch list securities' typically represent a list of issuers currently being evaluated as potentialinvestment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.

5/27/2016 to Current

Standards of Business Conduct

WSC places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all WSC's covered persons as defined herein.  These procedures cover transactions in a reportable security in which a WSC's covered persons have a beneficial interest in or accounts over which WSC's covered persons exercise control as well as transactions by members of WSC's covered persons' immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for WSC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

5/27/2016 to Current

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and WSC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry.  Finally, supervised persons and WSC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of WSC and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by WSC), while in the possession of material, nonpublic information, nor may any personnel of WSC communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to WSC's securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by WSC ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

Report the information and proposed trade immediately to the CCO.
Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
Do not communicate the information inside or outside the firm, other than to the CCO.
After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of WSC or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, WSC must make a judgment as to its further conduct.  To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities.
Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of WSC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although WSC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a "restricted list." WSC's covered persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a "watch list." 'Watch list securities' typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons

5/27/2016 to Current

Personal Securities Transactions

General Policy

WSC has adopted the following principles governing personal investment activities by WSC's supervised persons:

The interests of client accounts will at all times be placed first.
All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
Supervised persons must not take inappropriate advantage of their positions.

The Code of Ethics rule mandates pre-approval of the following types of investments:

1.	Pre-Clearance Required for "Restricted List" Securities

No supervised person shall buy or sell any security on the Restricted List for his or her account, as defined herein without the prior written approval of the CCO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client or material non-public information) and, if approved, will be subject to regular monitoring for possible future conflicts.

2.	Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction  (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to regular monitoring for possible future conflicts.

3.	Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO and/or his or her designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to regular monitoring for possible future conflicts.

4.	Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending 'buy' or 'sell' order in that same security until that order is executed or withdrawn.

5.	Specific Guidelines for Employee Trading• If the security is not held in client accounts, employees are not required to obtain prior approval.

WSC defines a De Minimis trade as one with a transaction value of $50,000 or less. All trades over the de minimis value must adhere to the following procedure:

•
If the security is held in client accounts and there is not a buy/sell program, employees are free to trade, but for trades executed by Employees at WSC, the employee must notify the CCO and the CIO of the trade no later than the close of business of the day of the trade date by submitting trade information via email to both the CIO and the CCO.

•
If the security is held in client accounts and there is a buy/sell program in progress, then employees must have prior approval from the CIO and CCO before any personal trades can be executed in that security. It is the responsibility of each employee to ascertain whether or not a security the employee wishes to purchase or sell is held in client accounts.  A Security Cross Reference Report is available on APX and employees may reference this list prior to making a purchase or sale, or ask the CIO whether the security is held in client accounts.

For all holdings and transactions regardless of value:

•
All employees of WSC and its affiliates are required to complete and/or provide to the CCO (a) Quarterly Report of Securities Transactions and (b) copies of all brokerage statements showing holdings as of quarter-end and all activity for the reported quarter.

•	IPO's of Equities – Participation is prohibited for all WSC employees without prior written approval from the CCO and at least one principal of the firm not involved in the transaction.

•	Retirement Plan Investments, Automatic Investment Plans, DRIPS and Mutual funds – personal transactions in the following investments shall be exempted from the blackout restrictions of this section:

1.	Dividend reinvestment plans.
2.	Mutual fund purchases and dividend reinvestment held in qualified retirement plans as part of a regular, periodic systematic investment.
3.	Private Placements (CCO approval required).

5/27/2016 to Current

Compliance Procedures

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports (statement as of December 31 annually) and quarterly transaction reports to the CCO which must contain the information described below.  It is the policy of WSC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements to CCO; otherwise, the employee must provide copies at least quarterly.

1.	Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a covered person, file an initial holdings report containing the following information:

The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person.
Mutual funds advised by WSC are "reportable securities."
The name of any broker dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.	Annual Holdings Report

  Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be      current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

Please Note: WSC has the policy that all employees must provide copies of all brokerage statements to the CCO or designee for review of the transactions monthly/quarterly.

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security.
The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).
The price of the reportable security at which the transaction was effected.
The name of the broker dealer or bank with or through whom the transaction was effected; and
The date the report is submitted by the supervised person.

4.	Exempt Transactions

A supervised person need not submit a report with respect to:

Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control.

Transactions effected pursuant to an automatic investment plan.
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that WSC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
Bank CDs and U. S. Treasury or government securities.

5.	Monitoring and Review of Personal Securities Transactions

 The CCO or a designee shall monitor and review all reports required under the Code for compliance with WSC's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may   also initiate inquiries of supervised persons regarding personal securities trading.  All supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by WSC.  Transactions and holdings for any accounts of CCO shall be reviewed and approved by the President or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

6.	Education

  As appropriate, WSC will provide employees with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

5/27/2016 to Current

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of WSC, the firm gains access to nonpublic information about its clients. Such information may include personal, financial and account information, a person's status as a client, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by WSC to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to WSC's current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding WSC's clients is confidential.  Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction.  WSC does not share Confidential Client Information with any third parties, except in the following circumstances:

As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  WSC shall require that any financial intermediary, agent or other service provider utilized by WSC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by WSC only for the performance of the specific service requested by WSC;
As required by regulatory authorities or law enforcement officials who have jurisdiction over WSC, or as otherwise required by any applicable law. In the event WSC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, WSC shall disclose only such information, and only in such detail, as is legally required;
To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with WSC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the WSC's services to the   client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment, must return all such documents to WSC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

WSC enforces the following policies and procedures to protect the security of Confidential Client and Employee Information:

The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide WSC services to clients.
Any supervised person who is authorized to have access to Confidential Client Information in connection  with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.
All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons.
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting  such conversations.

Privacy Policy

As a registered investment adviser, WSC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P WSC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing WSC's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of CCO.

5/27/2016 to Current

Gifts and Entertainment

General Policy

Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest. WSC has adopted the polices set forth below to guide supervised persons in this area:

Supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving WSC, or that others might reasonably believe would influence those decisions.
Modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis.  Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible.
Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be  followed.
WSC prohibits accepting business meals or business entertainment that is not reasonable under the circumstances.
WSC prohibits giving and receiving of cash gifts.
An exception to this policy is a gift which serves a personal purpose not connected to WSC's or the other party's business, such as involving a family member, and which is paid for by the giver, not WSC (e.g., holidays, weddings, birthdays, etc.).
Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities (known as "pay to play").

Reporting Requirements

Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of WSC, including gifts, entertainment and gratuities with value in excess of $300 per year must complete a Gift Reporting Form and forward to the CCO for review and approval.
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with WSC.
This gift reporting requirement is for the purpose of helping WSC monitor potential conflicts and the activities of its employees.  However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code.

If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

5/27/2016 to Current

Outside Business Activities

No supervised person shall accept a position, either paid or unpaid, for a charitable, political or business position, including outside directorships, for any public, private or other entity without the prior consent of the CCO or authorized Officer of WSC (other than the supervised person requesting authorization).

5/27/2016 to Current

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

Penalties for violations of the Code of Ethics may include:

Letter of reprimand
Letter of warning and corrective action
Monetary Fines or Assessments
Suspension of trading rights and/or employment
Termination of trading rights and/or employment
Referral to appropriate regulatory or other authorities

5/27/2016 to Current

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years.
A record of any violation of WSC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred.
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of WSC.
A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports.
A list of all persons who are, or within the preceding five years have been, access persons.
A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in watch list securities, IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.